Exhibit 99.1

Corporate Contacts
Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.350.4825
gtitus@sciclone.com	akapor@sciclone.com

SCICLONE PHARMACEUTICALS PROVIDES FOURTH QUARTER AND YEAR END

2010 RESULTS AND 2011 GUIDANCE

Company to Host Conference Call on Friday, April 1 at 8:30 am ET

Foster City, Calif. – March 31, 2011 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported results for the fourth quarter and year ended December 31, 2010. Revenues for the fourth quarter of 2010 grew to $23.6 million, or an increase of 30% compared to revenues of $18.1 million in the fourth quarter of 2009. Net income for the fourth quarter of 2010 was $3.8 million or $0.08 per share on a basic and diluted basis, compared with a net income of $2.4 million or $0.05 per share, on both a basic and diluted basis, for the same period of 2009.

For the year ended December 31, 2010, total revenues grew to $85.1 million, or an 18% increase, compared with revenues of $72.4 million for the year ended December 31, 2009. For the year ended December 31, 2010, net income was $21.1 million, or $0.44 and $0.43 per share on a basic and diluted basis, respectively, compared with a net income of $11.9 million or $0.26 and $0.25 per share on a basic and diluted basis for the same period in 2009.

“2010 was a very successful and profitable year for SciClone, as we continued to implement our China focused strategy , increasing revenues substantially for another year,” commented Friedhelm Blobel, Ph.D., SciClone’s President and Chief Executive Officer. “Due to the strong infrastructure we have built in China , we expect 2011 to become another strong year, further establishing SciClone as a growing specialty pharmaceutical company.”

Research and development expenses for the fourth quarter of 2010 totaled $4.7 million compared with $4.0 million for the fourth quarter of 2009. For the year ended December 31, 2010, research and development expenses were $12.4 million, compared with $16.5 million for the same period in 2009. The decrease in research and development expenses for the year ended December 31, 2010, compared to the corresponding period of 2009, was primarily related to the timing of clinical trial-related expenses.

Sales and marketing expenses for the fourth quarter of 2010 were $6.0 million, compared with $5.3 million in the fourth quarter of 2009. For the year ended December 31, 2010, sales and marketing expenses were $22.0 million, compared with $18.8 million for the corresponding period of 2009. The increase in sales and marketing expenses for the year ended December 31, 2010, compared to the year ended December 31, 2009, was primarily due to increased marketing activities associated with the expanding sales efforts for SciClone’s lead product, ZADAXIN, in China.

General and administrative expenses for the fourth quarter of 2010 were $5.2 million, compared with $3.4 million for the fourth quarter of 2009. For the year ended December 31, 2010, general and administrative expenses were $15.6 million compared with $12.5 million in 2009. The increase in general and administrative expenses for the year ended December 31, 2010, compared to the prior year, was primarily a result of higher corporate and legal expenses in connection with the investigations of the Securities and Exchange Commission (SEC) and the Department of Justice (DoJ) announced in August 2010, as well as SciClone’s business development efforts for China.

Provision for income tax for the fourth quarter of 2010 was $1.5 million, compared with $0.2 million for the fourth quarter of 2009. For the year ended December 31, 2010, provision for income tax was $2.2 million, compared with $0.6 million in 2009. The increases resulted from an increase in operating activities in China and an increase in the statutory tax rate in China. In addition, for the fourth quarter and year ended December 31, 2010, SciClone recorded an additional tax expense of $0.8 million related to its uncertain tax position in China.

Cash, cash equivalents and short and long-term investments totaled $56.5 million at December 31, 2010, compared with $31.8 million at December 31, 2009. The increase in cash for the year ended December 31, 2010, is primarily a result of SciClone’s operating net income. SciClone also has a $15 million credit line with Silicon Valley Bank. As of December 31, 2010, SciClone has borrowed $2.5 million on the bank line which is included in the 2010 year end cash balance.

The Company also announced it has identified two material weaknesses in its internal control over financial reporting that have not been remediated. The material weaknesses relate to controls over (i) implementation of the Company’s policy on compliance with laws and (ii) accounting for income taxes. The Company has commenced remediation measures as to both of these material weaknesses.

Financial Outlook for 2011

SciClone anticipates 2011 revenues between $100 and $103 million. The Company expects earnings per share for the full year 2011 to be between $0.51 and $0.56. SciClone cash, cash equivalents and investments at December 31, 2011, are projected to be greater than $70 million.

The Company anticipates that the expenses associated with the ongoing investigations of SciClone by the SEC and the DOJ, as well as the independent investigation by a special committee of SciClone’s Board of Directors, may continue to significantly impact SciClone’s earnings. Additionally, pricing for ZADAXIN is still being reviewed by the authorities in China as part of health care reform in that country. SciClone has assumed a modest price change in its current financial outlook, and more significant price changes could adversely impact the guidance.

Internal Investigation

The United States SEC and the United States DOJ are each conducting formal investigations of the Company regarding a range of matters including the possibility of violations of the Foreign Corrupt Practices Act (“FCPA”). SciClone’s Board of Directors appointed a special committee of independent directors to oversee SciClone’s response to the government inquiries.

The special committee has not concluded its investigation or reached any conclusions, to date, nor has the special committee or management made a final determination regarding whether any violation of the FCPA or any other law or regulation has occurred. However, the Company anticipates that the special committee will finalize its findings in the near future, which may include findings regarding potential FCPA issues and recommendations regarding additional remediation measures. In the course of its review the special committee has instructed management to (i) evaluate and to expand the Company’s training of employees regarding understanding and compliance with laws including the FCPA and other anti-bribery laws and regulations, (ii) evaluate SciClone’s existing compliance and anti-bribery guidelines and to prepare a new, more detailed, guideline for implementation after review by the Company’s Board and/or committees of the Board, and (iii) implement a pre-approval policy requiring SciClone’s compliance officer to pre-approve certain expenses including payments for, or reimbursement of, third-party gifts, travel expenses, honoraria and sponsorships of certain third party events.

Financial Update Conference Call Information

SciClone is hosting a conference call on Friday, April 1 at 8:30 am ET to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, and Gary Titus, Senior Vice President and CFO.

LIVE CALL:	866.831.6224 (U.S./Canada)
617.213.8853 (International)
17214706 (Participant code)

REPLAY:	888.286.8010 (U.S./Canada)
617.801.6888 (International)
89310001 (Passcode)
(Replay available from Friday, April 1, 2011 at 11:30 a.m. ET until 11:59 p.m. ET on Friday April 7, 2011)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at

www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a revenue-generating, China-centric, specialty pharmaceutical company with a substantial international business and a product portfolio of novel therapies for cancer and infectious diseases. The Company is focused on continuing sales growth and executing a clinical development strategy with prudently managed costs. ZADAXIN® (thymalfasin) is approved in over 30 countries for the treatment of hepatitis B (HBV), as a vaccine adjuvant, for the treatment of hepatitis C (HCV), and certain cancers. SciClone is evaluating SCV-07 in a phase 2b trial to modify the course of oral mucositis in patients with head and neck cancer. The Company also has exclusive commercialization and distribution rights in China to a novel treatment for advanced liver cancer, DC Bead®, which is already approved in approximately 40 countries worldwide, including the U.S. and several countries in Europe. DC Bead is currently under review by regulatory agencies in China. Additionally, SciClone owns exclusive commercialization and distribution rights to the anti-nausea drug ondansetron RapidFilm® in China, including Hong Kong and Macau, and Vietnam. The Company intends to seek regulatory approval for the product, commonly used to treat and prevent nausea and vomiting caused by chemotherapy, radiotherapy, and surgery, in these markets. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited”, “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risks and uncertainties include risk and uncertainties relating to: the course, cost and outcome of regulatory matters, including pricing decisions by authorities in China; the on-going regulatory investigations and its independent investigation; the Company’s ability to execute on its goals for ZADAXIN sales to China and on its objectives for revenue in fiscal 2011; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; the Company’s ability to remediate its identified material weaknesses over financial control; and changes in its practices and policies which could adversely affect its ability to generate revenue. SciClone cannot predict the timing or outcome of its own internal investigation, of the SEC and DOJ investigations, of the various litigations that have or may be filed relating to any of those matters, or of its efforts to cooperate with those investigations, however the Company expects to incur substantial expenses in connection with the investigations and the results of the investigations could include fines and further changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

DC Bead is a registered trademark of Biocompatibles UK Limited.

RapidFilm is a registered trademark of Labtec Gesellschaft für technologische Forschung und Entwicklung mbH.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)
Product sales	$23,616	$18,131	$85,112	$72,411

Cost of product sales	3,246	2,775	12,691	11,960

Gross margin	20,370	15,356	72,421	60,451

Operating expenses:
Research and development	4,715	4,033	12,415	16,531
Sales and marketing	6,010	5,282	22,006	18,805
General and administrative	5,203	3,445	15,606	12,521

Total operating expenses	15,928	12,760	50,027	47,857

Income from operations	4,442	2,596	22,394	12,594

Interest and investment income	26	25	105	153
Interest and investment expense	(138)	(30)	(195)	(179)
Other income (expense), net	972	22	953	18

Income before income tax	5,302	2,613	23,257	12,586
Provision for income tax	1,522	167	2,176	641

Net income	$3,780	$2,446	$21,081	$11,945

Basic net income per share	$0.08	$0.05	$0.44	$0.26
Diluted net income per share	$0.08	$0.05	$0.43	$0.25

Weighted average shares used in computing:
Basic net income per share	47,890	47,208	47,624	46,574
Diluted net income per share	49,859	48,126	49,414	47,135

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	December 31, 2010	December 31, 2009
Balance Sheet Data:
Cash and cash equivalents	$53,017	$29,687
Short-term investments	3,125	1,717
Accounts receivable	30,671	21,394
Inventories	7,078	10,149
Long-term investments	380	415
Total assets	97,807	66,900
Total current liabilities	12,129	8,528
Long-term borrowing on line of credit	2,500	—
Total Shareholders’ equity	82,188	57,393